EXHIBIT 3.5
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             INTELOGIC TRACE, INC.

               UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

                  It is hereby certified that:

                  1. The name of the corporation (hereinafter called the "Corporation") is INTELOGIC TRACE, INC. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of New York was June 24, 1985.

                  2. The Restated Certificate of Incorporation hereby adopted restates, integrates and further amends the Certificate of Incorporation of the Corporation as in effect on the date hereof by striking out Articles FIRST through NINTH thereof and substituting in lieu thereof new Articles FIRST through NINTH which are set forth in the Restated Certificate of Incorporation below.

                  3. In connection with such amendment, effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of New York, (i) each four (4) Common Shares, par value $.01, of the Corporation issued and outstanding immediately prior to the filing of this Restated Certificate of Incorporation shall thereby and thereupon be combined into and shall constitute and represent one (1) validly issued, fully paid and nonassessable Common Share, par value $.01, of the Corporation, (ii) there shall be transferred from the stated capital account of the Corporation to its earned surplus account $.01 for each share eliminated in respect of such combination,
(iii) fractional share interests created as a result of this combination shall be rounded up to the next whole number of shares by the Corporation, and (iv) the Board of Directors of the Corporation shall be reconstituted by the removal from the Board of Directors, without cause, of all directors of the Corporation in office immediately prior to the filing hereof and the appointment, effective upon the filing hereof, of the following individuals as directors of the Corporation, each to serve until the next annual meeting of the shareholders of the Corporation and the election and qualification of his successor or until his earlier death, resignation, removal or incapacity: Kevin P.

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Collins, Mark S. Helwege, Henry F. Owsley, Lawrence C. Petrucci and Frank Terry
A. Savage. The number of Common Shares and Preferred Shares authorized prior to and after the filing of this Restated Certificate of Incorporation does not change. All shares of Preferred Stock issued and outstanding immediately prior to the filing of this Restated Certificate of Incorporation shall thereby and thereupon be cancelled. The 5,000,000 shares of Preferred Stock designated as 10% Preferred Shares constitute a new series of Preferred Stock.

                  4. The Restated Certificate of Incorporation of the Corporation certified herein has been duly made, executed and acknowledged in accordance with the provisions of Section 808 of the Business Corporation Law of the State of New York, pursuant to a plan of reorganization under chapter 11 of title 11 of the United States Code, which has been confirmed by Final Order entered November 28, 1994 of the United States Bankruptcy Court for the Western District of Texas, San Antonio Division, the court having jurisdiction over the Corporation's chapter 11 case, which order is in effect on the date hereof.

                  5. The Restated Certificate of Incorporation of the Corporation shall become effective upon the filing hereof with the Secretary of State of the State of New York and shall read as follows:


                  FIRST: The name of the corporation is INTELOGIC TRACE, INC. (hereinafter referred to as the "Corporation").

                  SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the "Business Corporation Law"). The Corporation is not being formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

                  THIRD: The county within the State of New York in which the office of the Corporation is to be located is the county of New York.

                  FOURTH: The Corporation is authorized to issue 40,000,000 common shares, par value $.01 per share ("Common

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Shares"), and 20,000,000 preferred shares, par value $.01 per share, of which
5,000,000 shares shall be designated as "10% Preferred Shares."

                  No nonvoting securities of the Corporation shall be issued; this provision is included in this Restated Certificate of Incorporation in compliance with section 1123 of the Bankruptcy Code, 11 U.S.C. ss. 1123, and shall have no force or effect except to the extent, and only for so long as, such section is applicable to the Corporation.

                  The rights, preferences, privileges and restrictions granted to and imposed upon the 10% Preferred Shares are set forth as follows:

                  1. DIVIDENDS. So long as any 10% Preferred Shares shall be outstanding, the holders of such 10% Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, cumulative preferential dividends in cash, payable quarterly on the first business day of each January, April, July and October, commencing on April 3, 1995, or if such date is not a business day, on the immediately succeeding business day (each a "Dividend Payment Date"), in an amount equal to (i) $.4695 per share for the Dividend Payment Date on April 3, 1995 and (ii) for each Dividend Payment Date thereafter, the sum of (A) $.375 per share plus (B) an additional amount calculated at a rate of 10% per annum on the amount of any dividends payable prior to such Dividend Payment Date that remained unpaid during the quarterly period ending on such Dividend Payment Date. Dividends on the 10% Preferred Shares shall accumulate and accrue from the date of issuance thereof and shall accrue from day to day thereafter, whether or not earned or declared.

                  2. PREFERENCE ON LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the 10% Preferred Shares then outstanding shall be entitled to be paid an amount equal to the Liquidation Preference (as hereinafter defined) of the 10% Preferred Shares out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Shares or any preferred shares ranking junior to the 10% Preferred Shares

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as to dividends or upon liquidation, dissolution or winding up of the
Corporation. The "Liquidation Preference" of the 10% Preferred Shares shall be $15.00 per share PLUS an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date of payment in connection with such liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the 10% Preferred Shares shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of such assets of the Corporation shall be distributed ratably to the holders of the 10% Preferred Shares in proportion to the amounts that each would have been entitled to receive if the Corporation's assets were sufficient to permit distribution to the full extent provided for above.

                  3. REDEMPTIONS. (a) MANDATORY REDEMPTION. On December 8, 2004 (the "Mandatory Redemption Date"), the Corporation shall redeem, from funds legally available therefor, all of the then outstanding 10% Preferred Shares at a redemption price per 10% Preferred Share equal to the Liquidation Preference determined in accordance with paragraph 2 of this Article Fourth. In the event the Corporation does not have surplus legally available to redeem all of the then outstanding 10% Preferred Shares, (i) the Corporation shall first redeem the maximum number of 10% Preferred Shares that it may redeem with the surplus legally available therefor pro rata to the holders of the 10% Preferred Shares, based on the number of shares held by each such holder and (ii) the Corporation shall redeem the remainder of the 10% Preferred Shares as soon as it has surplus legally available to do so.

                  (b) COMPANY OPTIONAL REDEMPTION. To the extent the Corporation shall have funds legally available therefor, the Corporation may, upon notice as provided in paragraph 3(d), redeem all or any portion of the 10% Preferred Shares then outstanding at a redemption price per 10% Preferred Share equal to the Liquidation Preference determined in accordance with paragraph 2 of this Article Fourth.
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If less than all of the 10% Preferred Shares at the time outstanding are to be redeemed, the shares so to be redeemed shall be determined pro rata to the holders of 10% Preferred Shares, based on the number of shares held by each such holder, or in such other manner as the Board of Directors may determine to be fair and proper.

                  (c) 10% PREFERRED SHAREHOLDER OPTIONAL REDEMPTION. In the event that (i) the Corporation agrees to sell, assign, transfer or lease all or substantially all of its assets to any person or group (as such terms are defined in Rule 13d under the Securities Exchange Act of 1934, as amended) or
(ii) any person or group (as such terms are defined in Rule 13d under the Securities Exchange Act of 1934, as amended), other than any record owner of not less than 10% of the issued and outstanding Common Shares of the Corporation on the date of original issuance of the 10% Preferred Shares, shall become the record owner (whether pursuant to a stock purchase, merger, consolidation, other business combination or otherwise) of a majority of the Common Shares of the Corporation, the Corporation shall provide each holder of the 10% Preferred Shares with written notice, at such holder's address as the same appears on the books of the Corporation or any transfer agent for the 10% Preferred Shares, of the occurrence of such event and the right of such holder to cause the Corporation to redeem the 10% Preferred Shares pursuant to this paragraph 3(c). At the written request of any holder of the 10% Preferred Shares received by the Corporation within 20 business days after delivery of the Corporation's notice pursuant to the preceding sentence, the Corporation shall redeem any or all shares of 10% Preferred Shares owned of record by such holder at the Liquidation Preference upon the later to occur of the consummation of the transaction giving rise to such right of redemption or the surrender of stock certificates as provided in paragraph 3(e).

                  (d) NOTICE. The Corporation shall, not less than 30 days nor more than 60 days prior to any redemption date pursuant to paragraph 3(a) or
(b), mail written notice (the "Redemption Notice"), postage prepaid, to each holder of record of 10% Preferred Shares to be redeemed at such holder's post office address last shown on the records of the Corporation or any transfer agent for the 10% Preferred Shares. The Redemption Notice shall state:

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                         (i) the total number of 10% Preferred Shares that the
                  Corporation intends to redeem;

                         (ii) the number of 10% Preferred Shares held of record
                  by the holder that the Corporation intends to redeem;

                         (iii) the redemption date and the redemption price of
                  the 10% Preferred Shares that the Corporation intends to redeem;

                         (iv) the time, place and manner in which the holder is
                  to surrender to the Corporation the certificate or certificates representing the 10% Preferred Shares to be redeemed; and

                         (v) that dividends on the 10% Preferred Shares to be
                  redeemed will cease to accrue on such redemption date.

                  (e) Each holder of 10% Preferred Shares to be redeemed pursuant to this paragraph 3 shall tender the certificate or certificates representing the shares subject to redemption to the Corporation at its principal executive office or to the transfer agent for the 10% Preferred Shares, if any, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) and accompanied by written notice specifying, if all the shares represented by the certificates so surrendered are not subject to redemption, the number of shares surrendered for redemption, and the name or names of the person or persons to whom such holder wishes payment for the shares to be redeemed to be made and in which the certificate or certificates for any shares not redeemed should be registered and the address to which payment for redeemed shares and such certificate or certificates, if any, should be sent, and such holder shall thereupon be entitled to payment of the redemption price, subject to the provisions of paragraph 7 of this Article Fourth regarding payment of taxes, by check made payable to the order of the person so designated sent by first-class mail, postage prepaid, to the address so designated, as soon as practicable after the redemption date. In case less than all of the shares represented by any such surrendered certificates are to be redeemed, the Corporation shall, subject to the provisions of paragraph 7 of this Article Fourth regarding payment of taxes, issue and deliver in the
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same manner a new certificate or certificates representing the shares not redeemed in the name or names so requested.

                  (f) Any redemption of 10% Preferred Shares pursuant to paragraph 3(a) or (b) of this Article Fourth shall be effective as of the close of business on the date fixed for redemption by the Board of Directors (which date shall be not less than thirty (30) days after the Corporation shall have given notice of redemption). Prior to the effective date of any redemption pursuant to this paragraph 3, holders of 10% Preferred Shares subject to redemption shall be entitled to all powers, rights and preferences attributable to such shares, but after such effective date, if the funds necessary for the redemption shall be available therefor, such shares shall no longer be deemed to be outstanding, and a holder of such shares shall be entitled to no further dividends, powers, preferences or other rights as a shareholder of the Corporation, other than the right to receive payment of the redemption price upon surrender of the certificates representing such shares in accordance with this paragraph 3.

                  (g) No sinking fund shall be created for the redemption or purchase of the 10% Preferred Shares.

                  4. VOTING RIGHTS. (a) LIMITED VOTING RIGHTS. The holders of 10% Preferred Shares shall not be entitled to any voting rights except as otherwise provided by law or as set forth in paragraphs (b) and (c) below.

                  (b) RIGHT TO ELECT DIRECTORS. (i) Whenever quarterly dividends payable (whether or not declared) on the 10% Preferred Shares as provided in paragraph 2 are in arrears in an aggregate amount at least equal to four full quarterly dividends (which need not be consecutive) or if the Corporation defaults on its redemption obligations pursuant to paragraph 3(a) or 3(c) hereof, the number of directors constituting the Board of Directors of the Corporation shall, without further action, be increased by two (the "Additional Directors") and the holders of the 10% Preferred Shares shall have, in addition to the rights set forth in paragraph 4(c), the special right, voting separately as a single class, to elect two directors to fill such newly created directorships at a special meeting called in accordance with paragraph 4(b)(v) or at the next succeeding annual meeting of shareholders (and at each

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succeeding annual meeting of shareholders thereafter until such right shall terminate as hereinafter provided).

                     (ii) At each meeting of shareholders at which the holders of the 10% Preferred Shares shall have the right to vote as a class, as provided in this paragraph 4(b) and in paragraph 4(c), the presence in person or by proxy of the holders of record of a majority of the total number of 10% Preferred Shares then outstanding shall be necessary and sufficient to constitute a quorum of such class for such election by such shareholders as a class. At any such meeting or adjournment thereof, (x) the absence of a quorum of holders of the 10% Preferred Shares shall not prevent the election of directors other than those to be elected by the holders of the 10% Preferred Shares and the absence of a quorum of the holders of any other class of shares for the election of such other directors shall not prevent the election of the Additional Directors by the holders of the 10% Preferred Shares, and (y) in the absence of a quorum of the holders of the 10% Preferred Shares, a majority of the holders present in person or by proxy shall have the power to adjourn the meeting from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present. At any such meeting or adjournment thereof, the affirmative vote of a majority of the quorum shall constitute the action of the holders of the 10% Preferred Shares. Any action to be taken by holders of the 10% Preferred Shares may be taken by written consent of the holders of a majority of the then outstanding 10% Preferred Shares.

                    (iii) Subject to the termination of voting rights as set forth in paragraph 4(vi) below, each Additional Director shall hold office for one year and until his successor, if any, is elected by the holders of the 10% Preferred Shares and qualified, or until his earlier death, resignation, removal or incapacity.

                     (iv)  An Additional Director may be removed
with or without cause only by the holders of the 10% Preferred Shares. If an Additional Director shall resign, die or be removed, such vacancy may be filled for the unexpired portion of the term by vote of the remaining Additional Director theretofore elected by such shareholders, or such director's successors in office, or by the vote of such shareholders given at a special meeting of such shareholders called for that purpose.

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                      (v)  Whenever the voting rights set forth in
this paragraph 4(b) have vested, the Secretary of the Corporation may, and upon the written request of any holder of the 10% Preferred Shares (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the 10% Preferred Shares to elect the Additional Directors, such call to be made by notice similar to that provided in the By-laws of the Corporation for a special meeting of the shareholders or as then required by applicable law. If any such special meeting required to be called as provided above shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of the 10% Preferred Shares may call such meeting upon the notice provided above, and for that purpose shall have access to the 10% Preferred Share Register. Notwithstanding anything herein contained, the Corporation shall not be required to call a special meeting for any date less than 30 days prior to a date previously fixed for any annual or special meeting or prior to the date fixed by the By-laws of the Corporation for the annual meeting, provided that in case the Corporation shall not be required to call a special meeting, the holders of the 10% Preferred Shares may elect the Additional Directors referred to in this paragraph 4(b) at such special or annual meeting on the date previously fixed.

                     (vi) Whenever all dividends accrued and unpaid on the 10% Preferred Shares shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and set apart for payment and if the Corporation is not then in default of its mandatory redemption obligation under paragraph 3(a), the special right of the holders of the 10% Preferred Shares to elect directors as provided in this paragraph 4(b) shall terminate, the term of office of the Additional Directors shall forthwith, and without further action on the part of the Corporation, expire and the number of directors constituting the Board of Directors shall, without further action, be reduced by the number of Additional Directors, but subject always to the same provisions for the re-vesting of such special right of the holders of the 10% Preferred Shares to elect directors as hereinabove provided.

                  (c) CERTAIN ACTIONS. (i) So long as any 10% Preferred Shares are outstanding, the Corporation shall not declare or pay any dividends on, or any other distribution of any kind in respect of, the Corporation's Common Shares
                                       9

or any preferred shares ranking junior to the 10% Preferred Shares as to dividends or upon liquidation, dissolution or winding up of the Corporation, or make, directly or indirectly, any payment on account of the purchase, redemption or other acquisition of the Common Shares or such preferred shares ranking junior to the 10% Preferred Shares, unless concurrently with or prior to such payment all 10% Preferred Shares then outstanding shall have been redeemed in accordance with paragraph 3 of this Article Fourth; PROVIDED, HOWEVER, that this restriction shall not apply to the repurchase of Common Shares or preferred shares from employees of the Corporation or any of its subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares upon the termination of employment by or service to the Corporation or any of its subsidiaries.

                  (ii) So long as any 10% Preferred Shares are outstanding, the Corporation shall not, without approval by vote or written consent of the holders of the outstanding 10% Preferred Shares in accordance with paragraph 4(b)(ii), voting as a class, in person or by proxy, at a special or annual meeting of shareholders called for that purpose, effect or validate (1) the creation or authorization of any additional class or series of shares ranking senior to or on parity with the 10% Preferred Shares (either as to dividends or upon liquidation, dissolution or winding up); or any increase in the authorized number of 10% Preferred Shares or of any other class or series of preferred shares ranking senior to or on parity with the 10% Preferred Shares (either as to dividends or upon liquidation, dissolution or winding up); or the creation or authorization of any obligation or security convertible into preferred shares of any class or series ranking senior to or on parity with the 10% Preferred Shares (either as to dividends or upon liquidation, dissolution or winding up), whether any such creation or authorization or increase shall be by means of amendment of the Certificate of Incorporation of the Corporation, merger, consolidation or otherwise; (2) the issuance of any 10% Preferred Shares other than the 10% Preferred Shares issued in connection with the consummation of the Corporation's Plan of Reorganization, as amended, under Chapter 11 of the U.S. Bankruptcy Code; or (3) the amendment, alteration or repeal of any provision of this Restated Certificate of Incorporation in any manner which would materially alter the relative rights and preferences of the 10% Preferred Shares so as to adversely affect the holders thereof.
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                  (iii) So long as any 10% Preferred Shares remain outstanding, the Corporation shall not, and shall not permit any subsidiary to, without approval by vote or written consent of the holders of the outstanding 10% Preferred Shares in accordance with paragraph 4(b)(ii), voting as a class, in person or by proxy, at a special or annual meeting of shareholders called for that purpose:

                  (w) redeem, purchase or otherwise acquire for value, any 10% Preferred Share except by redemption in accordance with paragraph 3 hereof;

                  (x) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or consent to, or file a petition seeking, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action; or

                  (y) enter into any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate, be in conflict with, or restrict the rights of the holders of 10% Preferred Shares hereunder or the Corporation's performance of the terms of this Restated Certificate of Incorporation.

                  5. NO REISSUANCE OF 10% PREFERRED SHARES. No 10% Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                  6. WAIVERS. With the written consent of the holders of 10% Preferred Shares that would otherwise be required to amend a particular provision of this Article Fourth, the obligations of the Corporation and the rights of the holders of the 10% Preferred Shares under such provision of this Article Fourth may be waived (either
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generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Upon the effectuation of each such waiver, the Corporation shall promptly give written notice thereof to the holders of 10% Preferred Shares who have not previously consented thereto in writing.

                  7. MISCELLANEOUS. (a) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of 10% Preferred Shares. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance and delivery of 10% Preferred Shares or other securities in a name other than that in which the 10% Preferred Shares with respect to which such shares are issued were registered, or any payment to any person other than the registered holder thereof, and shall not be required to make any such issuance or delivery unless and until the person otherwise entitled to such issuance or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

                  (b) In the event a holder of 10% Preferred Shares shall not by written notice designate the name in which payment upon redemption of 10% Preferred Shares should be made or the address to which the certificate or certificates representing such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the holder of such 10% Preferred Shares as shown on the records of the Corporation or any transfer agent for the 10% Preferred Shares and to send the certificate or certificates representing such shares, or such payment, to the address of such holder on the records of the Corporation or any transfer agent for the 10% Preferred Shares.

                  (c) In respect to the payment of dividends and distributions upon liquidation, dissolution or winding up of the affairs of the Corporation, the 10% Preferred Shares shall rank senior to each and every other class or series of common shares and preferred shares of the Corporation now or hereafter existing which by its terms ranks junior to the 10% Preferred Shares (it being understood that consent to the creation of a series or class of stock ranking senior to
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the 10% Preferred Shares must be obtained pursuant to Section 4 of this Article Fourth).

                  (d) The Corporation may appoint, and from time to time discharge and change, a transfer agent for the 10% Preferred Shares. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by first-class mail, postage prepaid, to each holder of record of 10% Preferred Shares.

                  (e) The Corporation shall maintain at its principal executive offices and at the office of the transfer agent, if any, for the 10% Preferred Shares a copy of this Restated Certificate of Incorporation, which shall be available for inspection during ordinary business hours by any holder of 10% Preferred Shares, and any such holder may copy or take extracts therefrom, or obtain, without charge, a copy thereof upon written request to the Corporation, attention: Secretary.

                  (f) Except as may otherwise be required by the Business Corporation Law, the holders of 10% Preferred Shares shall not have any powers, preferences and relative, participating, optional or other special rights other than those specifically set forth in this Restated Certificate of Incorporation of the Corporation.

                  (g) If any provision of this Article Fourth is determined to be invalid, unlawful or unenforceable by reason of any rule of law or public policy, all provisions set forth herein which can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect, and no provision hereof shall be deemed dependent upon any other provision hereof, unless so expressed herein.

                  FIFTH: No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

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                  SIXTH: The Secretary of State of the State of New York is
designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within or without the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon such Secretary of State is Intelogic Trace, Inc., 8415 Datapoint Drive, San Antonio, Texas 78229-8480, attention: General Counsel.

                  SEVENTH: A director shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, except for any matter in respect of which such director shall be liable by reason that, in addition to any and all other requirements for such liability, there shall have been a judgment or other final adjudication adverse to such director that establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's acts violated Section 719 of the Business Corporation Law. Neither the amendment nor the repeal of this Article shall eliminate or reduce the effect of this Article in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall neither eliminate nor limit the liability of a director for any act or omission occurring prior to the adoption of this Article.

                  EIGHTH: The Corporation shall indemnify, to the extent permitted by the Business Corporation Law, as amended from time to time, all current, former and future directors and officers of the Corporation whom it is permitted to indemnify pursuant thereto. Directors whose services terminated on or before the Effective Date of the Plan of Reorganization shall be indemnified solely in accordance with the terms and provisions of such Plan.

                  NINTH: Subject to any limitations contained elsewhere in this Restated Certificate of Incorporation, By-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any By-laws adopted by the Board may be amended or repealed by the shareholders entitled to vote thereon. Except as may otherwise be specifically provided in this
                                       14

Restated Certificate of Incorporation, no provision of this Restated Certificate of Incorporation is intended by the Corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the Corporation, upon its shareholders, bondholders and security holders, and upon its directors, officers and other corporate personnel.

                [REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]

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                  IN WITNESS WHEREOF, the Corporation has caused this
certificate to be executed by Mike R. Ellis, its Vice President and Chief Financial Officer, and affirmed by Philip D. Freeman, its Secretary, as of the 8th day of December, 1994 and we affirm the statements contained therein as true under penalties of perjury.

                                      INTELOGIC TRACE, INC.

                                      By:    MIKE R. ELLIS
                                      Name:  Mike R. Ellis
                                      Title: Vice President

Name:  PHILIP D. FREEMAN
Title: Secretary
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